Exhibit 99.2

Philip Morris International Inc.
2014 Third-Quarter Results Conference Call
October 16, 2014

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2014 third-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the third quarter of 2014 and comparing them to the same period in 2013, unless otherwise stated.

A glossary of terms, data tables showing adjustments to net revenues and OCI, for currency and acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures are at the end of today’s webcast slides, which are posted on our web site. Please note that Reduced-Risk Products, or “RRPs”, is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking combustible cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

Our volume and financial results in the third quarter came in slightly above our expectations.

Our organic cigarette volume decreased by just 0.4%, due to an improvement in industry volume trends and higher PMI market shares in the EU and EEMA Regions, which nearly offset relatively modest volume declines in the Asia and Latin America & Canada Regions.

Net revenues, excluding currency and acquisitions, increased by 4.0%, while adjusted OCI was up by 4.3% on the same basis. This growth was driven by the EEMA and Latin America & Canada Regions, thanks in large part to higher pricing, most notably in Russia. It was partly offset by previously announced investments behind our brands and iQOS.

Adjusted diluted EPS, excluding currency, grew by 10.4% to $1.59, driven primarily by continued strong profit growth across the EEMA and Latin America & Canada Regions.

(SLIDE 5.)

For the first nine months of the year we achieved a growth in currency-neutral adjusted diluted EPS of 11.9%.

Let me remind you, however, that we will face a much more challenging comparison in the fourth quarter. Ex-currency adjusted diluted EPS grew by 19.4% in the fourth quarter of 2013 and the pattern of our expenses this year is weighted much more heavily to the remainder of the year. In addition, we will be making significant investments in the fourth quarter behind the pilot launches of our iQOS platform and Marlboro HeatSticks in Nagoya, Japan, and Milan, Italy, the continuation of the roll-out of Marlboro Red 2.0, as well as the absorption of underlying costs attributable to the optimization of our manufacturing footprint.

(SLIDE 6.)

As announced in our earnings release this morning, we are revising our 2014 reported diluted EPS guidance to a range of $4.76 to $4.81, compared with $5.26 in 2013 due predominantly to the impact of unfavorable exchange rate movements.

Since July, we have witnessed a sharp decline in the value of certain key currencies versus the U.S. Dollar, in particular the Indonesian Rupiah and the Russian Ruble. Accordingly, at prevailing exchange rates, our guidance now includes a full-year unfavorable currency impact of approximately 72 cents per share versus 61 cents in our previous guidance. In addition, there was one additional cent in the third quarter in after-tax asset impairment and exit costs related to the termination of cigarette manufacturing in the Netherlands, and it is anticipated that there will be a further one cent in the fourth quarter related to the closure of our factory in Australia.

Our underlying business performance is slightly better than our previous expectations. While consumer down-trading and heavy discounting in Australia have persisted, there has been an improvement in the EU Region and Indonesia, and a continued strong profit momentum in the EEMA and Latin America & Canada Regions.

Excluding the impact of currency and after-tax asset impairment and exit costs totaling 27 cents related to previously disclosed footprint optimization initiatives, our adjusted diluted EPS are projected to increase by approximately 6.5% to 7.5%, compared to the $5.40 achieved in 2013. Our revised guidance results in a narrowing of the growth range around its mid-point.

(SLIDE 7.)

I will now discuss the recent developments in key Regions and markets, starting with the EU Region. The third quarter confirmed the improving cigarette industry volume trend with a decline of 3.4%, thereby bringing the year-to-date September decline rate also to 3.4%. This represents a significant moderation compared to the 7.9% decline in the same period last year. We attribute this improvement to a slight decline in illicit trade, a slow-down in the growth of e-vapor products in several markets, and less out-switching to fine cut products.

The improved trend in cigarette industry volume is visible across all six of the largest EU Region markets by volume, with a particularly strong improvement in the worst affected markets in Southern Europe. While we do expect to see some acceleration in the decline in the fourth quarter due to recent price increases, notably in Germany, and the impact of a more challenging industry volume comparison versus the fourth quarter of 2013, we are now forecasting a full-year decline of approximately 4%.

(SLIDE 8.)

Our market share performance in the EU Region continues to be very strong, with growth of 1.2 points in the third quarter to 39.7% and 1.0 point year-to-date September to 39.8%. The growth has been broadly based with share gains this year in all six of the largest EU Region markets by volume.

Our share growth reflects the strength of our key international brands – Marlboro, L&M and Chesterfield. These brands now represent the top-three industry brands in the Region.

In the third quarter, Marlboro gained 0.2 share points to reach 19.1%, the growth momentum being reinforced by the successful roll-out of Marlboro Red 2.0. L&M share was stable at 7.0%, with a notable performance in Germany. Chesterfield continued its particularly strong performance, gaining 1.4 share points to reach a Regional share of 5.8%. The share growth was driven by Italy, where it was price repositioned in February this year, as well as by successful line extensions in Poland.

The combination of more modest cigarette industry volume declines and share gains has resulted in an improved PMI volume performance. Were it not for the issues related to the excise tax structure in Italy, this would have translated into ex-currency adjusted OCI growth in the EU Region year-to-date September. In addition, our profits are being impacted by costs related to the ending of cigarette manufacturing in the Netherlands and to the build-up of our commercial infrastructure in the UK. We are cautiously optimistic that, as of 2015, the EU Region should contribute to PMI’s profit growth, provided that improved cigarette industry volume trends continue.

(SLIDE 9.)

I will now discuss some of our key markets in the Asia Region, beginning with Japan. Year-to-date September, industry volume in Japan declined by 3.2%, which is in line with our forecast decline range of 3.0% to 3.5% for the full year.

The third quarter provided further evidence of our success in stabilizing our market share. Excluding the impact of trade inventory movements, our market share has remained around 25.9% since the fourth quarter of 2013.

This share stabilization has been driven primarily by Lark, which is performing well following the successful morphing of the Philip Morris brand in April, as well as the recent revamp of the Lark brand family. Our share has also benefited from the roll-out of the “Be Marlboro” marketing campaign and the August launch of Marlboro Clear Hybrid – a smooth-tasting, regular-to-menthol capsule product – which achieved a 0.6% market share in September. Going forward, we believe that our pipeline of new innovative products should further reinforce our competitive position in Japan.

(SLIDE 10.)

In the Philippines, third quarter tax-paid cigarette industry volume was down by 3.2%. However, as Mighty Corporation continues to significantly under-declare its sales volume for excise tax purposes, the trends in the tax-paid market remain distorted. We estimate that Mighty is paying excise taxes on less than half its total sales. Market research data on adult smoking incidence and adult daily consumption show continued resilience.

The Bureau of Internal Revenue issued its expected regulation on tax stamps. This requires manufacturers to affix tax stamps on all locally-manufactured packs of cigarettes. However, there are still significant technical issues with the production of the stamps, resulting in a delay in implementation.

(SLIDE 11.)

In Indonesia, cigarette industry volume trends are subject to quarterly fluctuations. This was evidenced in the third quarter when industry volume increased by an unexpectedly vigorous 4.9%, driven by growth in the machine-made kretek segment. On a twelve-month-moving basis, industry volume is up by 2.8% and, for the full year, we expect industry volume to grow by around 2%.

While our market share remained below the previous year’s level, we continued to achieve positive sequential share momentum with 35.5% in the third quarter following shares of 34.6% and 34.9% in the first and second quarters, respectively. This growth has been driven by our strong performance in the growing lighter-tasting, machine-made kretek segment behind Sampoerna A, U Mild and Dji Sam Soe Magnum Blue. We have also seen a recent stabilization in the share of our key hand-rolled kretek brand Dji Sam Soe, as competitive brands have crossed critical price points.

(SLIDE 12.)

Let me now turn to Russia, where our business performance continues to be strong. In August, we reached a market share of 27.4% and, on a year-to-date August basis, our share increased by 0.9 points to 27.0%. This strong performance was driven by above premium Parliament, mid-price L&M and low-price Bond Street and Next.

2014 has been characterized by significant retail price increases, driven in large part by the sizeable excise tax increase that took place at the beginning of the year. Retail prices have increased by some 17% in the premium segment and around 30% at the low end of the market. This has resulted in an estimated September year-to-date cigarette industry volume decline of 9.4% and we expect a decline of 9% to 10% for the full year. However, we have been able to boost margins through higher prices.

On September 20th, the Cabinet submitted draft amendments to the Tax Code, including proposed excise tax rates for the period of 2015-2017, to the Duma for further consideration and approval. The amendments are essentially in line with previous legislation and do not include features that we consider to be particularly disruptive. Should the amendments be signed into law by the President, as foreseen this November, the new excise tax rates would take effect on January 1, 2015.

(SLIDE 13.)

While cigarette industry volume has declined significantly this year in Russia, it has remained essentially stable in the rest of the EEMA Region. This stability is attributable to Turkey, the Middle East and North Africa.

Our business is performing well: we grew our year-to-date September Regional market share by 0.1 points to 25.1%. Combined with strong pricing, this led to an increase in Regional adjusted OCI, excluding currency and acquisitions, of 20.8% year-to-date September. The business outlook remains very positive thanks to the strength of Marlboro and Parliament in many key markets.

(SLIDE 14.)

Marlboro has been one of the key drivers of our favorable global market share momentum. In the third quarter, the brand gained 0.3 share points in the Latin America & Canada Region and 0.2 share points in the EU and EEMA Regions. Its share was stable overall in the Asia Region.

(SLIDE 15.)

Parliament, our above-premium proposition, has been a contributor not only to share growth but also to improved profits, as its volume increased by 9.3% in the third quarter to 12.9 billion units. The brand gained share across a broad range of markets, including Japan, Kazakhstan, Russia, Saudi Arabia and Turkey.

(SLIDE 16.)

Pricing remained the key driver of our adjusted OCI growth during the third quarter. Our pricing variance reached $491 million for the quarter and $1.4 billion for the first nine months of the year. This has been boosted by our new business structure in Egypt, partially offset by Italy.

During the third quarter, we increased prices in a number of markets across the Regions, most notably in Argentina, Germany, Indonesia and Spain. We are on track to achieve again this year our historical average of approximately $1.8 billion in annual pricing variance.

(SLIDE 17.)

Let me now take a moment to provide a brief update on our Reduced-Risk Products.

As I speak, we are in the final stages of preparing for the pilot launches in Japan and Italy of our heat-not-burn iQOS product platform and Marlboro HeatSticks. These launches will be made without any reduced exposure or reduced risk claims.

(SLIDE 18.)

As already announced, the official launch of iQOS in Nagoya, Japan’s fourth-largest city, will take place on November 4th. iQOS kits and Marlboro HeatSticks will be available at over 1,000 retail outlets in Nagoya, including the world’s first iQOS Flagship Store, located in the city center. The iQOS kit will have a recommended retail price of 6,980 Yen, or approximately $65, while Marlboro HeatSticks in regular and menthol variants will retail at 460 Yen per pack of twenty, or approximately $4.29, at price parity with Marlboro cigarettes. Our HeatSticks have been classified by the Ministry of Finance in Japan in a category that results in an effective excise tax rate that is lower than cigarettes.

Our second pilot launch will take place in Milan, Italy, later this year. For competitive reasons, we will not disclose any details at this time.

(SLIDE 19.)

In September, our Board approved a 6.4% increase in our quarterly dividend to an annualized rate of $4.00 per share. As a result, this year we will exceed our target dividend payout ratio of 65%, reflecting our strong confidence in our business fundamentals and future prospects. Our dividend yield last Friday was 4.7%.

During the third quarter, we spent $750 million to repurchase a further 8.9 million shares at an average price of $84.54 per share. We continue to target total spending of $4.0 billion on share repurchases during 2014.

Since the spin through the end of September this year, we have returned over $70 billion to our shareholders through dividends and share repurchases.

(SLIDE 20.)

In conclusion, third-quarter and year-to-date results were slightly above our expectations. As mentioned, we will face a much more challenging comparison in the fourth quarter.

We have revised our 2014 reported diluted EPS guidance due predominantly to the impact of unfavorable exchange rate movements. On a currency-neutral adjusted diluted basis, we have narrowed the growth range around the mid-point to approximately 6.5% to 7.5%. While consumer down-trading and heavy discounting have unfortunately persisted in Australia, we have been able to offset this through a better performance in the EU Region and Indonesia, while the EEMA and Latin America Regions have continued to perform very strongly.

The iQOS pilot launches in Japan and Italy this quarter mark an important milestone for our Reduced-Risk Products portfolio. We are excited to bring this product to market and strongly believe that this could represent the first step in a positive paradigm shift for both PMI and the tobacco industry.

Looking ahead to 2015 and 2016, we remain confident that our business fundamentals are improving and confirm our goal of returning to currency-neutral, net revenue and adjusted OCI annual growth within our mid to long-term annual target rates of 4% to 6% and 6% to 8%, respectively, after taking into account the anticipated investments behind the commercial expansion of our Reduced-Risk Products. On this basis, we target a currency-neutral adjusted diluted EPS annual growth rate of 8% to 10% for this period.

(SLIDE 21.)

Thank you. I will now be happy to answer your questions.

NICK ROLLI

That concludes our call today. If you have any follow-up questions, please contact the investor relations team, who are currently in Switzerland. Thank you for joining us and have a nice day.